OPTION AGREEMENT

THIS AGREEMENT is made and executed as of the 12 h day of September, 2006.

BETWEEN:

COLUMBIA METALS CORPORATION LIMITED

a corporation incorporated under the laws of Ontario

121 Richmond Street West

Suite 402

Toronto, Ontario

M5H 2K I

Canada

(hereinafter cailed "Columbia")

- and -

TARA GOLD RESOURCES CORP.

a corporation incorporated under the laws of the State of Nevada

2162 Acorn Court

Wheaton, IL 60187

USA

(hereinafter called "Tara Gold")

MINERA COLUMBIA DE MEXICO S.A. DE C.V.

a corporation incorporated under the laws of Mexico

Revolucion No. 48

Hermosillo. Sonora

Mexico 83000

(hereinafter called the "Optionee")

- and -

CORPORACION AMERMIN S.A. DE C.V.

a corporation incorporated under the laws of Mexico

(hereinafter called the "Optionor")

WHERE AS:

A.

The Optionor represents that it is the recorded owner of a 100% undivided interest, free from encumbrance, excluding liens on the Claims (as hereinafter defined) and as set out in Schedule "F" of four mineral claims, and associated surface and water rights (the "Claims") located in the Magdalena in the State of Sonora, Mexico (attached hereto as Schedule "A"):

B.

The Optionor further represents that it is a 97% owned Mexican subsidiary of'  Tara Gold, with Tara Gold having a right to purchase the remaining 3% interest in the Optionor from an employee of the Optionor;

C.

The Optionor further represents that it is the 100% owner of the Claims (as hereinafter defined), free from all encumbrances. excluding liens on the Claims (as hereinafter defined) and as set out in Schedule "F". to all buildings, fixed and non-fixed assets on the Property, including without limiting, the plant;

D.

The Optionor has agreed to grant an exclusive option to the Optionee to earn up to an undivided 100% interest in the Claims upon the terms set out herein;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the sum of TEN DOLLARS ($10), the mutual premises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged. the parties hereto agree as follows:

I.

DEFINITIONS

1.01

In this Agreement, including the recitals and schedules hereto, unless there is something in the subject matter or context inconsistent therewith, the following words and expressions shall have the following meanings:

(a)        "Affiliate" means:

(i)

any corporation which owns directly or indirectly not less than thirty percent (30%) of the outstanding capital stock of a party hereto:

(ii)

any corporation of which a party hereto owns directly or indirectly not less than thirty percent (30%) of the outstanding capital stock;

(b)

"Agreement" means this option agreement as amended from time to time,

(c)

"Assets" mean the Property, the Facilities, machinery, equipment, tools and  Supplies, and all other assets acquired or held by the Participants with respect thereto or pursuant to this Agreement as the same may exist from time to time,

(d)

"Claims" mean those certain mineral claims more particularly described in Schedule "A" hereto.

(e)

"Commercial Production" means the operation of the Property or any portion thereof as a producing mine and the production of Product therefrom, but does not include milling for the purpose of' testing, milling by a pilot plant or milling during an initial tuneup period of the plant. Commercial Production shall be deemed to have commenced on the first day of the month following the first month during which Product has been produced from the Property for a period of thirty (30) consecutive days;

(f)

"Costs" mean, for any period after the signing of this Agreement, all costs. expenses, obligations, liabilities and charges of whatsoever kind or nature incurred or chargeable, directly or indirectly by the Operator in connection with property payments, rentals, royalties or the exploration and operation of the Property, which costs, expenses, obligations, liabilities and charges include, without limiting the generality of the foregoing, the following:

(i)

all monies expended in maintaining the Property in good standing by doing and filing of assessment work;

(ii)

all exploration and development costs on the Property after the signing of  this Agreement,

(ii)

all costs associated with the preparation of any studies or reports in connection with the Property or the Mining Work;

(iii)

such amount of cash for working capital as, in the opinion of the Operator, is required for the operation of the Property as a mine.

(iv)

all duties, charges, levies, royalties, taxes (including taxes levied on the income of the parties and  required to be withheld under Mexican law) and other payments imposed by any government or municipality or department or agency thereof upon or in connection with operating the Property as a mine.

(v)

all costs of or related to operating employee facilities, including housing;

(vi)

all reasonable and actual costs of the Operator for providing technical, management and/or supervisory services:

(vii)

all costs of consulting, legal, accounting, insurance and other services, including such reasonable charges for marketing Products as is consistent with generally accepted marketing practices;

(viii)

all capital costs of operating the Property as a mine including all costs of construction, equipment and mine development including maintenance, repairs and replacements, and any capital expenditures relating to an improvement, expansion, modernization or replacement of the Facilities;

(ix)

all costs of pollution control, reclamation costs and all other related costs incurred or to be incurred by the Operator; and

(x)

any costs or expenses incurred, or to be incurred relating to the termination of the operation of the Property as a mine;

(g)

"Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands. claims,  liens,  notices of non-compliance or violation. Investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such Environmental Law, including, without limitation:

(i)

any and all claims by governmental or regulatory authorities for enforcement,  clean-up, removal,  response, remedial or other actions or damages pursuant to any applicable Environmental Law, and

(ii)

any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive or other relief resulting from hazardous materials, including any release thereof, or arising from alleged injury or threat of injury to human health or safety (arising from environmental matters) or the environment;

(h)

"Environmental Law" means all requirements of' the common law or of  environmental, health or safety statutes, regulations, rules, ordinances, policies, orders, approvals, notices, licenses, permits or directives of any  federal,  state, territorial. provincial or local judicial, regulatory or administrative agency, board or governmental authority including, but not limited to those relating to (i) noise, (ii) pollution or protection of the air, surface water. ground water or land, (iii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, (iv) exposure to hazardous or toxic substances, or, (v) the closure, decommissioning, dismantling or abandonment of any facilities. mines or workings and the reclamation or restoration of any lands;

(i)

"Expenditures" mean all cash, expenses, obligations and liabilities of whatever kind or nature spent or incurred directly or indirectly, by the Optionee on the Property (except payments made by the Optionee under Section 3 hereof). In connection with any work necessary to confirm, mine and put into production the baseline resource. as defined by the National Instrument 43-101 report. is an eligible expenditure for the calculation of NCF (as hereinafter defined) including without limiting the generality of the foregoing monies expended in maintaining the Property in good standing by doing and filing of assessment work, any costs associated with preparing the Property, plant or mine site for Commercial Production, in doing geophysical, geochemical and geological surveys, drilling. assaying and metallurgical testing, in acquiring Facilities, overhead and administration costs and amortization of capital, in paying the fees, wages, salaries, travelling expenses and fringe benefits (whether or not required by law) of all persons engaged in work with respect to and for the benefit of the Property, in paying for the food, lodging and other reasonable needs of such persons, and in supervision and management of all work done with respect to and for the benefit of the Property; and also includes any property payments, rentals or royalties paid by the Optionee, although the Optionee shall not, except for the provisions of paragraphs 3.04 and 3.05 hereof, be obliged to make such payments. notwithstanding anything contrary contained in this Agreement the Optionor will pay its pro-rata 20% share of any additional expenses incurred towards the exploration for additional gold resources, beyond the baseline resource, as defined by the National Instrument 43- 101 report;

(j)

"Facilities" means the mine and mill and all other buildings and improvements constructed and installed on the Property for use in connection with the Project including, without limitation, all plant, machinery, equipment, supplies, housing, airports living accommodations, power, fuel and water supply facilities, storage facilities, waste disposal systems and loading and unloading facilities relating thereto or which may be required for use in connection therewith,

(k)

"Feasibility Report" means a detailed written report by an independent consultant of the results of a comprehensive study on the economic feasibility of placing the Property or a portion thereof into Commercial Production and shall  include a reasonable assessment of the mineral ore reserves and their amenability to metallurgical treatment, a description of' the work. equipment and supplies required to bring the Property or a portion thereof into Commercial Production and the estimated costs thereof, a description of the mining methods to be employed and a financial appraisal of the proposed operations supported by an explanation of the data used therein;

(1)

"Interest" means the undivided beneficial percentage interest from time to time of a participant in the Assets as set out hereunder;

(m)

"Mining Work" means every kind of work done or in respect of the Property or the Products therefrom by under the direction of or on behalf of or for the benefit of a party and, without limiting the generality of the foregoing, includes assessment work;

(n)

"Operator" means that person or company acting as such pursuant to this Agreement,

(o)

"Option" has the meaning as set out in paragraph 3.01 herein;

(p)

"Other Tenements" means all surface rights of and to any lands within or outside the Property including surface rights held in flee or under lease, license, casement, right of way or other rights of any kind (and all renewals, extensions and amendments or substitutions thereof) acquired by or on behalf of the parties with respect to the Property:

(q)

"Participant" means after the Participation Date, the Optionor or the Optionee as the context requires, their successors and permitted assigns and "Participants" mean collectively the Optionor and the Optionee and their respective successors and permitted assigns;

(r)

"Products" means all ores. metals and minerals mined or extracted from the Property or any portion thereof and any concentrates produced therefrom;

(s)

"Program" means a plan including budgets, for the Project or any part thereof as approved by the Operator pursuant to this Agreement.

(t)

"Project" means the Mining Work, preparation and delivery of a Feasibility Report, the construction and operation of the Facilities and Commercial Production;

(u)

"Property" means the Claims, and other interests, including without limiting, water rights, surface rights, unimpeded rights of access to the Property, all fixed and non-fixed assets on the Property, as set out and more particularly described in Schedules "A", "C", "D" and "E", hereto and shall include any renewal thereof and any form of substitute or successor title thereto, and Other Tenements, but does not include any other additional properties acquired; and

(v)

"Supplies" means supplies and equipment of a non-capital nature and all other tangible personal property (other than Products or Facilities) acquired or held by the parties with respect to the Property.

2.            REPRESENTATIONS, WARRANTIES AND COVENANTS

2.01       Each party represents and warrants to the other parties hereto that

(a)

it is a company duly incorporated, organized and validly subsisting under the  laws of its incorporating  jurisdiction,

(b)

it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement; and

(c)

the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents.

2.02     The Optionor represents and warrants to the Optionee that:

(a)

the Optionor is the recorded and beneficial holder of a one hundred percent(100%) undivided interest in the Property and it is a 97% owned Mexican subsidiary of Tara Gold. with an option to purchase the remaining 3% Interest in the Optionor from an employee of the Optionor;

(b)

the Claims are free and clear of all liens and encumbrances, excluding liens on the Claims (as hereinafter  defined) and as set out in Schedule "F", and the Claims are in good standing under the mining laws of Mexico to the date hereof.

(c)

all of the Claims have been staked and recorded in accordance with the mining laws of Mexico and in accordance with local customs, rules and regulations;

(d)

 all assessment work has been performed, filed and recorded to maintain the Property in good standing until the expiry dates set forth in Schedule "A" hereto;

(e)

conditions on and relating to the Property respecting all past and current operations thereon carried on by or on behalf of the Optionor are in compliance with all applicable federal, state, provincial and municipal laws including all Environmental Laws;

(f)

there have been no material spills, discharges, leaks, emissions, ejections, escapes, dumpings or other releases of any kind of any toxic or hazardous substances in, on or under the Property or the environment surrounding it;

(g)

 it has received from any governmental instrumentality any notice of, or communication relating to, any actual or alleged Environmental Claims, and there  are no outstanding work orders or actions required to be taken relating to environmental matters respecting the Property or any operations carried out thereon by or for the Optionor;

(h)

it is a non-resident for the purposes of Section 116 of the Income Tax Act (Canada);

(i)

it has made available to the Optionee all maps, reports and other material and information in its possession or control relating to work done on or with respect to the Property which could possibly be considered to be materially significant in indicating whether the Property might or might not have the potential for economic mineralization;

(j)

 except as disclosed in Schedule "A". the surface rights and water rights of the Property have not been dealt with or encumbered in any fashion by it and it has the right to, and has unimpeded access to, the surface area of the Property;

(k)

no net smelter return royalty ("NSR") claims exist on the Property, at any time prior to, at the time of or after the signing of this Agreement. Should any NSR claims exist on the Property, at any time prior to, at the time of or after the signing of this Agreement, and which may be or is discovered by the Optionee, whether such NSR claims are registered on title or not, any such NSR claims shall be paid out of the Optionor's 20% NCF, as hereinafter defined. In the event that the net present value of the NSR claim exceeds the Optionor's 20% NCF, no payments from the Optionee to the Optionor will be forthcoming;

(l)

 there are no actions, suits or proceedings (whether or not purportedly on behalf of the Optionor) (including Environmental Claims) pending or threatened against or materially adversely affecting, or which could materially adversely affect, the Property or before or by any federal, provincial, municipal or other governmental authority, department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, whether or not insured, and which might involve the possibility of any lien, charge, encumbrance or any other right of another against the Property; and

(m)

the Property is not subject to any written or verbal operating, management, maintenance or other agreements and the Optionee shall not be bound to assume any such contract.

2.03

The representations, warranties and covenants hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and shall survive the acquisition of any interest in the Property by the Optionee and any loss, damage, cause of action and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by them and contained in this Agreement.

3.

GRANT OF OPTION

3.01

The Optionor hereby grants to the Optionee the sole, exclusive and irrevocable right and option (the "Option") of acquiring a 100% undivided interest in and to the Property free and clear of all liens and encumbrances, subject to a 20% NCF (as hereinafter defined) and subject to the provisions of this Agreement.

3.02

In order to maintain in force the Option and earn a 100% undivided interest in the Property, subject to a 20% NCF (as hereinafter defined),  the Optionee must make the following payments to the Optionor:

A total payment of US $4,337,500 according to the following payment schedule shall be paid to the Optionor:

April 5, 2006                  $150,000

April 24, 2006                $156,250

June 7. 2006                   $156,250

July 3, 2006                    $100,000

October 3, 2006              $150,000

December 7, 2006           $275,000

April 2, 2007                   $300,000

August 1, 2007                $350,000

December 1. 2007           $550,000

April 1, 2008                   $550,000

August 1. 2008                $800,000

December 1, 2008           $800,000

In the event that the Optionee fails to make the foregoing payments within a reasonable of the respective times limited therefor, this Agreement shall thereupon terminate and thereafter the Optionee shall have no right, title or interest in and to the Property.

3.03

All of the payments provided for in paragraph 3.02 hereof are at the option of the Optionee and such payments need not be made by the Optionee, unless the Optionee wishes to keep the Option granted to it hereunder in force from time to time.

3.04

Upon the the approval of this Agreement (the "Approval Date") by the TSX Venture Exchange (the "TSX-V"), the Optionee will issue one million (1,000,000) common shares of the Optionee to the Optionor.

3.05

Unless and until the Optionee shall have paid an aggregate of US$4,337,500 to the Optionor pursuant to the provisions of paragraph 3.02 hereof, the Optionee shall only have a contingent interest in the Property including the Option granted herein, If, while the Option hereby granted is in full force and effect, the Optionee pays to the Optionor an aggregate of  US$4,337,500 on or before the time set forth in paragraph 3.02, the Optionee shall be deemed to have exercised the Option and to have earned and acquired an undivided 100% interest in and to the Property free and clear of all liens and encumbrances, subject to the 20% net cash flow interest ("NCIF"), more particularly described in Schedule "B". The interest acquired by the Optionee hereunder shall vest automatically in the Optionee without any further act required to be done on the part of the Optionor or the Optionee. save only that the Optionor shall do such acts as may reasonably be required in order to evidence such acquisition.

3.06

Should any NSR claims exist on the Property, at any time prior to, at the time of or after the signing of this Agreement, and which may be or is discovered by the Optionee, whether such NSR claims are registered on title or not, any such NSR claims shall be paid out of the Optionor's 20% NCF, as hereinafter defined. Columbia will pay any such NSR claims subject only to a court order directing Columbia or the Optionee to pay such NSR claims. In the event that a court determines that an NSR claim exists on the Property, Tara Gold agrees to pay for all legal costs including disbursements of Columbia related to defending the action. However, in the event of an action where a court determines that no NSR claim exists on the Property. Columbia and Tara Gold agrees to cover their own legal costs in defending such action. In the event of any determination of NSR claims for funds which Columbia or the Optionee have already advanced to Tara Gold or the Optionor, Columbia will be reimbursed such amount by Tara Gold and the Optionor jointly and severally. Tara Gold and the Optionor further agrees that Columbia or the Optionee will have a lien on Tara Gold and the Optionor's property until such funds have been reimbursed to Columbia. In addition, Columbia and the Optionee will have all legal remedies available to them to recover any such funds required to be reimbursed to Columbia or the Optionee.

In the event that any party brings an action against Columbia or the Optionee for an NSR claim on the Property and for any amount already disbursed to Tara Gold with respect to the Optionor's 20% NCF. Tara Gold and the Optionor jointly and severally undertake to reimburse Columbia and the Optionee of any cost incurred, including without limiting. legal costs in defending any action by a third party with respect to an NSR claim. However. in the event of an action where a court determines that no NSR claim exists on the Property, Columbia and Tara Gold agrees to cover their own legal costs in defending such action.

In the event that the net present value of the NSR claim exceeds the Optionor's 20% NCF, no payments from the Optionee to the Optionor will be forthcoming and the Optionor will transfer or cause to transfer any of its rights to the 20% NCF on the Property to the Optionee and the Optionce will have an unencumbered 100% interest in the Property. Notwithstanding any other provision in this Agreement,

Tara Gold and the Optionor's liability for any NSR claim and legal costs will be limited to the Optionor's 20% NCF.

However, should the NPV of the Optionor's 20% NCF exceed the NPV of any existing NSR on the Property, the Optionor will receive Common Shares in an amount equal to the difference between the NPV of the Optionor's 20% NCF and the NPV of any existing NSR on the Property. divided by the closing market price of Common Shares (for the purpose of this Agreement, the "closing market price" means, the closing price on the TSX-V of the Common Shares the day before the exercise by the Optionee of its right to purchase the Optionor's 20% NCF) and multiply this number by 1.25. to provide a 25% premium in the number of Common Shares to be issued to the Optionor, subject to the approval and terms and conditions of the TSX-V. Once this payment has been made to the Optionor,  the Optionor will transfer or cause to transfer any of its rights to the 20% NCF on the Property to the Optionee and the Optionee will have an unencumbered 100% interest in the Property.

Only in the event of a buyout by the Optionee of the Optionor's interest in the Claims, if the Optionee discovers additional ounces of gold on the Claims that are the subject of this Agreement, over and above the gold resources established on a National Instrument 43-101 report on the Claims (to be prepared after signing of this Agreement), the Optionor will receive additional payment for each additional ounce of gold resource established in the amount of 20% of $20.00, i.e., $4.00 for each additional ounce of gold resource established.

3.07

The payments provided for in paragraph 3.02 are at the option of the Optionee and such payments may not be made by the Optionee unless the Optionee wishes to keep the Option granted to it hereunder in force from time to time.

4.

EXPENDITURE CALCULATION

4.01

During the currency of this Agreement, the Operator (as determined by Section 8), shall keep the Property in good standing, free and clear of' all liens and encumbrances resulting from its activities, by the doing and filing of assessment work as required by paragraph 9.02(d), and shall maintain adequate insurance coverage protecting the parties to this Agreement from third party claims,

4.02

Calculation of expenditures of the project will be made in accordance with paragraph 1.01(i). The Optionor's 20% NCF shall be calculated after deducting the Expenditures and subject to paragraph 3.06.

5.

TERMINATION PRIOR TO FINAL PAYMENT DATE

5.01

At any time prior to the final payment date pursuant to paragraph 3.02 (the ''Final Payment Date"), the Optionee and Columbia may terminate this Agreement and the Option by giving ten (10) days notice in writing to that effect to the Optionor or Tara Gold and on receipt of such notice by the Optionor or Tara Gold, or if the Option is terminated pursuant to paragraph 3.02, the Agreement shall be of no further force or effect provided, however. that the Optionee shall:

(a)

have the right and obligation to remove from the Property within six (6) months of the effective date of termination all equipment erected, installed or brought upon the Property by or at the instance of the Optionee; and

(b)

leave the Claims comprising the property in good standing for a period of not less than six (6)

             months from the date the Optionee gives notice to the Optionor pursuant to this paragraph.

6.

EARNING OF INTEREST

6.01

If the Optionee maintains the Option in good standing and have made all,  payments the final payment. pursuant to paragraph 3, the Optionee shall have thereby earned a one hundred (100%) percent undivided Interest.

6.02

Forthwith after the Final Payment Date, the Optionor shall cause to be delivered to the Optionee duly executed transfers in recordable form in favour of the Optionee to transfer a 100% undivided interest in and to the Claims.

6.03

In the event that the Optionor is not owned 100% by Tara Gold at the time of the signing of this Agreement, the Optionor and Tara Gold undertakes to provide all consents necessary. required and reasonably requested by the Optionee or Columbia in order to complete this Agreement.

6.04

The Optionee shall have the right, within 24 months of  the Approval Date to acquire up to 20% of the NCF from the Optionor, free and clear of any liens,  charges or encumbrances whatsoever, upon payment of US$250,000 for each 1% of the NCF, up to a maximum of US$5,000,000 for the NCF of the Optionor.

6.05

In addition to payments set out in section 6.04, in the event of a buyout by the Optionee of the Optionor's interest in the Claims, if the Optionee discovers additional ounces of gold on the Claims that are the subject of this Agreement, over and above the gold resources established by a National Instrument 43-101 report on the Claims (to be prepared after signing of this Agreement), the Optionor will receive additional payment for each additional ounce of gold resource established in the amount of 20% of $20.00. i.e., $4.00 for each additional ounce of' gold resource established.

7.

MINE OPERATION

7.01

After the closing of this Agreement. the parties agree to use their best efforts to bring about Commercial Production and for this purpose hereby agree to associate, cooperate, participate and appoint the Optionee as the operator of the mine (the "Operator") and authorize it to carry out all such acts which are necessary or appropriate, directly or indirectly to carry out the Project, in accordance with the terms of this Agreement.

7.02

The parties have not created a partnership and nothing contained in the Agreement shall in any manner whatsoever constitute a party the partner, agent or legal representative of any other party or create any fiduciary relationship between them for any purpose whatsoever. The Operator will have unfettered authority to act for or to assume any obligations or responsibilities on behalf of the parties or as otherwise expressly provided.

7.03

The registered ownership of the Assets shall remain with the Optionor until all payments have been made by the Optionee pursuant to paragraph 3.02. Upon fulfillment of the payment options as set out in paragraph 3.02, the Optionee shall acquire a 100% undivided interest in the Property, free and clear of all Encumbrances, subject to a 20% NCF to the Optionor.

7.04

Notwithstanding any other provisions in this Agreement, the Optionor may not encumber, mortgage or otherwise encumber the whole or a part of the Assets, and may not sell, transfer or in any way provide any interest in the Assets to a third party.

7.05

The rights and obligations of the parties created under this Agreement shall be strictly limited to the Project and shall not be extended by implication or otherwise, except with the unanimous written consent of the parties.

7.06

Each party shall do all things and execute all documents necessary in order to maintain the Property and the Project in good standing provided that all Costs need only be met by each party in proportion to its Interest.

7.07

Except as may be otherwise expressly specified in this Agreement, each party, in proportion to its Interest- shall indemnify and hold each other party and each director, officer, employee, agent and representative of each other party. from and against any claim of or liability to any other party asserted on the ground that action under this Agreement has resulted in or will result in any loss or damage to such third party to the extent but only to the extent, that such claim or liability is paid by such other party in the amount in excess of that amount payable by reason of such other party's interest, but the foregoing shall not prejudice any claim of any party against the Operator.

7.08

Each party covenants and agrees with the other:

(a)

to perform or cause to be performed its obligations and commitments under this Agreement and, without limiting the generality of the foregoing, to pay Costs in proportion to its Interest;

(b)

not to engage either alone or in association with others in any activity in respect of the Property or the Project except as provided or authorized by this Agreement; and

(c)

to be just and faithful in all its activities and dealings with the other parties.

8.

OPERATOR

8.01

The Operator shall be the Optionee.

8.02

The Operator may at any time on one hundred and eighty (180) days notice to the Optionee resign as Operator, in which event the Optionee shall select another party, person or company to be Operator upon the one hundred and eightieth (180) day after receipt of the Operator's notice of resignation or such sooner date as the Optionee may establish and give notice to the resigning Operator. The resigning Operator shall thereupon be released and discharged from all its duties and obligations as Operator on the earlier of those dates save only as to those duties and obligations that it theretofore should have performed.

8.03

The new Operator shall assume all the rights. duties, liabilities and status of the previous Operator as provided in this Agreement, other than the previous Operator's Interest, if any without obligation to retain or hire any of the employees of the former Operator or to indemnify the former Operator for any costs or expenses which the previous Operator may incur as a result of the termination of the employment of any of its employees resulting from this change of Operator, and shall continue to act as Operator until its replacement or resignation.

9.

POWERS, DUTIES AND OBLIGATIONS OF OPERATOR

9.01

The Operator shall have full right, power and authority to do everything necessary or desirable to carry out a Program and the Project and to determine the manner of exploration and development of the Property and, without limiting the generality of the foregoing, the right, power and authority to:

(a)

regulate access to the Property subject only to the right of representatives of the  parties to have access to the Property at all reasonable times for the purpose of inspecting Mining Work being done thereon but at their own risk and expense;

(b)

employ and engage such employees, agents and independent contractors as it may consider necessary or advisable to carry out its duties and obligations hereunder and in this connection to delegate any of its powers and rights to perform its duties and obligations hereunder, but the Operator shall not enter into contractual relationships with a party except on terms which are commercially competitive;

(c)

execute all documents, deeds and instruments, do or cause to be done all such acts and things and all such assurances as may be necessary to maintain good and  valid title to the Property and Facilities and each party hereby irrevocably constitutes the Operator its true and lawful attorney to give affect to the foregoing and hereby agrees to indemnify and save the Operator harmless from any and all costs, loss or damage sustained or incurred without gross negligence or bad faith by the Operator directly or indirectly as a result of its exercise of its powers pursuant to this paragraph 9.01(c); and

(d)

conduct such title examinations and cure such title defects as may be advisable in the reasonable judgment of the Operator.

9.02

 The Operator shall have the following duties and obligations during the term hereof:

(a)

to diligently manage, direct and control all exploration, development and producing operations in and under the Property in a prudent and workmanlike manner and in compliance with all applicable laws, rules, orders and regulations,

(b)

prior to the Final Payment Date. upon the completion of each Program, to provide the Optionor with a report containing all material information and results derived from the Mining Work carried on under each Program, as well as a break-down of the Expenditures in carrying out such work, and prior to the finalization of each Program, the Operator will discuss with the Optionor the results of the previous Program as well as the details of the next proposed Program on the Property, each report shall be delivered to the Optionor within three (3) months of the completion of each Program;

(c)

after the Final Payment Date the Operator will not be required to provide any further update to the Optionor;

(d)

subject to the terms and conditions of this Agreement, and provided the parties provide the Operator with funds to do so, to keep the Property in good standing, free and clear of all liens, charges and encumbrances of every character arising from operations (except for those which are in effect on the date of this Agreement or are created pursuant to this Agreement, liens for taxes not yet due, other inchoate liens and liens contested in good faith by the Operator) and toproceed with all diligence to contest or discharge any lien that is filed by reason of the Operator's failure to perform its obligations hereunder;

(e)

to maintain true and correct books. accounts and records of operations hereunder:

(f)

to obtain and maintain or cause any contractor engaged hereunder to obtain and maintain during any period in which active Mining Work is carried out hereundersuch insurance coverage as the

Optionee deems advisable:

(g)

to prosecute and defend, and initiate, where necessary, all litigation or administrative proceedings arising out of the Property. the Facilities or Project. and

(h)

to transact, undertake and perform all transactions, contracts, employments. purchases, operations, negotiations with third parties and any other matter or thing undertaken by or on behalf of and in the name of the Operator.

9.03

Subject to any specific provisions of this Agreement, the Operator, in carrying out its duties and obligations hereunder, shall at all times after the signing of this Agreement be subject to the direction and control of the Optionee and shall perform its duties hereunder in accordance with the instructions and directions as from time to time communicated to it by the Optionee and shall make all reports to the Optionce except where otherwise specifically provided herein.

10.

INFORMATION AND DATA

10.01

At all times, until the Final Payment Date, the duly authorized representatives of each non-Operator shall, at the Operator's convenience and upon prior notice, have access to the Property and the Project at its and their sole risk and expense for the purpose of viewing the Mining Work, and shall further have access at all reasonable times to all technical records and other factual engineering data and information relating to the Property and the Project and in the possession of the Optionee or the Operator, provided, however, that such access shall not unduly interfere with or disrupt the activities of the Operator. In exercising the right of access to the Property or the Project the representatives of a party shall abide by the rules and regulations laid down by the Operator relating to matters of safety and efficiency. If any representative of a non-Operator is not an employee, the party shall so advise the Operator so that the Operator may require the representative, before giving him access to the Property an undertaking in favour of the Optionee, in form and substance satisfactory to the Operator and the Optionee, to maintain confidentiality to the same extent as each party is required to do under paragraph 10.02 hereof.

10.02

All records, reports, accounts and other documents referred to herein with respect to this Property and Project and all information and data concerning or derived from the Property and the Project shall be kept confidential and each party shall take or cause to be taken such reasonable precautions as may be necessary to prevent the disclosure thereof to any person other than each party, the Operator, an Affiliate of a party and any financial institution or other person having made, making or negotiating loans to one or more of the foregoing or any trustee for any such person, or as may be required by law, by regulation of any securities commission or stock exchange, or in connection with the filing of a prospectus or statement of material facts by a party, an Affiliate or the Operator or to a prospective assignee as permitted hereunder, or as may be required in the performance of obligations under this Agreement without prior consent of all parties, which consent shall not be unreasonably withheld.

11.

DISPOSITION OF PRODUCTION

11.01

For any periods after the commencement of Commercial Production and provided that each Participant has paid to the Operator its respective Costs for that period or the Operator has deducted each Participants pro-rata contribution to the Cost, Participants shall be entitled to take in cash or kind and dispose of Products in the ratio of their respective Interests.

11.02

For purposes of determining the value of Products taken in kind pursuant to paragraph 11.03, each Participant's share of Products shall be valued at the time of delivery to the Participants (or purchase by the Operator pursuant to paragraph 11.05) at a value equal to that received by the Optionee for its share of such Products after deduction of all Costs, as defined in paragraph 1.01(f).

11.03

The Operator will deduct the Costs of Commercial Production from the sale of Product, however, for a period after commencement of Commercial Production the Operator may require the Costs to be paid prior to the sale of the Products, and the Operator may request each Participant to contribute their pro-rata share of the Costs, the Operator shall be entitled to pay the unpaid share of Costs of that Participant, and if the Operator makes such payment on behalf of a Participant it shall have the prior and preferred right to receive that Participant's share of Products pursuant to paragraph 11.01 until the Operator has received Products in kind of a value equal to two hundred percent (200%) of the actual payment made as provided in paragraph 11.02.

11.04

Any extra expenditure incurred by reason of the taking in kind or separate disposition by a Participant of its proportionate share of Products shall be borne by that Participant and that Participant shall be required to construct, operate and maintain, at its own expense, any and all facilities which may be necessary to receive, store and dispose of its share of Products.

11.05

If any Participant fails to make the necessary arrangements to take in kind or separately dispose of its proportionate share of Products, the Operator as agent for the Participant may purchase for its own account or sell such share, subject to the right of the Participant owning such share to revoke at will the Operator's authority under this paragraph in respect of Products not then purchased by the Operator or committed for sale to others, and the Operator shall be entitled to deduct from the sale proceeds all costs of or related to marketing such Products including, without limitation. transportation, storage, commissions, and discounts, but all contracts of sale executed by the Operator for a Participant's share of Products shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the circumstances and in no event shall any such contract be for a period in excess of one year.

11.06

Proceeds, if any, from the sale by the Operator of Products pursuant to paragraph 11.05 shall be calculated by the Operator separately for each Participant at the end of each calendar month and shall be paid to each Participant monthly within twenty (20) days after the end of each such calendar month following payment to the Operator by each Participant of its respective share of Costs outstanding as at the end of that calendar month.

11.07

If a Participant fails to pay to the Operator its respective share of Costs for any period after commencement of Commercial Production as set out in paragraph 11.03, the Operator shall charge interest to that Participant on such unpaid Costs at the rate of the greater of twelve percent (12%) per annum, and the prime lending of the Operator's Bank charged from time to time to its most preferred commercial borrowers plus three percent (3%) per annum.

11.08

If the Optionee, any Affiliate of the Optionee or any person with whom the Optionee is not dealing at arms length is a purchaser of Products form the Optionee, and if the value of such Products is used to determine any matter arising under this Section, the Optionee shall be deemed to receive competitive prices for all Products so sold.

AUDIT

12.01

The records relating to Products taken in kind or to the calculation of proceeds from the sale thereof shall be audited annually at the end of each fiscal year of the Operator and:

(a)

any adjustments required by such audit shall be made forthwith;

(b)

a copy of the audited statements shall be delivered to the Participants within 140 days of such year end; and

(c)

the Participants, or either of them, at reasonable times and upon notice in writing to the Operator, shall have the right to inspect, audit and copy the Operator's accounts and records relating to the account for Products taken in kind or to the determination of proceeds from the sale thereof for any calendar year within twelve (12) months following the end of such calendar year. All such accounts and records shall be deemed to be correct and accurate unless questioned by a party within eighteen (18) months following the end of each calendar year to which the accounts relate. The Participants shall make all reasonable efforts to conduct audits in a manner which will result in a minimum of inconvenience to the Operator.

13.

PARTITION

13.01

No party shall, during the term of this Agreement. exercise any right to apply for any partition of the Property or for sale thereof in lieu of partition, and the parties hereby waive any right to partition or sale in lieu thereof which they may have.

14.

RESTRICTIONS ON ALIENATION

14.01

The Optionee shall have the right to assign its Interest in the Assets and in this Agreement at any time. The Optionor shall not transfer, convey, assign, mortgage or grant an option in respect of or grant a right to purchase or in any manner transfer or alienate all or any portion of its Interest or rights under this Agreement.

15.

FORCE MAJEURE

15.01

No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its reasonable control (except those caused by its own lack of funds) including. but not limited to acts of God, fire, storm, flood, explosion, strikes, lockouts or other industrial disturbances, acts of the public enemy, riots, laws, rules and regulations or orders of any duly constituted governmental authority, including environmental protection agencies, or nonavailablity of materials or transportation (each an "Intervening Event").

15.02

All time limits imposed by this Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event described in paragraph 15.01 hereof.

15.03

A party relying on the provisions of paragraph 15.01 hereof will take all reasonable steps to eliminate any Intervening Event and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

16.

NOTICE

16.01

Any notice, direction, cheque or other instrument required or permitted to be given under this Agreement shall be in writing and may be given by the delivery of the same or by mailing the same by prepaid registered or certified mail or by sending the same by telegram, telex, telecommunication or other similar form of communication, in each case addressed to the intended recipient at the address of the respective party set out on the front page hereof..

16.02

Any notice, direction, cheque or other instrument aforesaid will, if delivered, be deemed to have been given and received on the day it was delivered. and if mailed, be deemed to have been given and received on the fifth business day following the day of mailing, except in the event of disruption of the postal service in which event notice will be deemed to be received only when actually received and, if sent by telegram, telex. telecommunication or other similar form of communication, be deemed to have been given or received on the day it was so sent.

16.03

Any party may at any time give to the other notice in writing of any change of address of the party giving such notice and from and after the giving of such notice the address or addresses therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.

17.

WAIVER

17.01

If any provision of this Agreement shall fail to be strictly enforced or any party shall consent to any action by any other party or shall waive any provision as set out herein such action by such party shall not be construed as a waiver thereof other than at the specific time that such waiver or failure to enforce takes place and shall at no time be construed as a consent, waiver or excuse for any failure to perform and act in accordance with this Agreement at any past or future occasion.

18.

FURTHER ASSURANCES

18.01

Each of the parties hereto shall from time to time and at all times do all such further acts and execute and deliver all further deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement. For greater certainty this section shall not be construed as imposing any obligations on any party to provide guarantees.

19.

USE OF NAME

19.01

No party shall, except when required by this Agreement, any securities commission or stock exchange, or by any law, by-law, ordinance. rule, order or regulation. use, suffer or permit to be used, directly or indirectly, the name of any other party for any purpose related to the Property or the Project.

20.

ENTIRE AGREEMENT

20.01

This Agreement embodies the entire agreement and understanding among the parties hereto and supersedes all prior agreements and undertakings, whether oral or written, relative to the subject matter hereof.

21.

AMENDMENT

21.01

This Agreement may not be changed orally but only by an agreement in writing, executed under seal, by the party or parties against which enforcement, waiver, change, modification or discharge is sought.

22.

ARBITRATION

22.01

If any question, difference or dispute shall arise between the pat-ties or any of them in respect of any matter arising under this Agreement or in relation to the construction hereof the same shall be determined by the award of three arbitrators to be named as follows:

(a)

the party or parties sharing one side of the dispute shall name an arbitrator and give notice thereof to the party or parties sharing the other side of the dispute;

(b)

the party or parties sharing the other side of the dispute shall, within 14 days of receipt of the notice, name an arbitrator; and

(c)

the two arbitrators so named shall, within 15 days of the naming of the latter of them, select a third arbitrator.

The decision of the majority of these arbitrators shall be made within 30 days after the selection of the latter of them. The expense of the arbitration shall be borne equally by the parties to the dispute. If the parties on either side of the dispute fall to name their arbitrator within the time limited or proceed with the arbitration, the arbitrator named may decide the question. The arbitration shall be conducted in accordance with the provisions of the Arbitrations Act (Ontario) and the decision of the arbitrator or a majority of the arbitrators, as the case may be, shall be conclusive and binding upon all parties. The place of arbitration shall be Toronto, Ontario, Canada.

23.

TERM

23.01

Unless earlier terminated under paragraphs 3.02 and 5, or by agreement of all parties or asa result of one party acquiring a one hundred percent (100%) Interest, this Agreement shall remain in full force and effect for so long as any part of the Property or Project is held in accordance with this Agreement. Termination of this Agreement shall not, however, relieve any party from any obligations theretofore accrued but unsatisfied.

24.

ENUREMENT

24.01

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

25.

GOVERNING LAW

25.01

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario.

26.

SEVERABILITY

26.01

If any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

27.

NUMBER AND GENDER

27.01

Words used herein importing the singular number only shall include the plural, and vice versa, and words importing the masculine gender shall include the feminine and neuter genders, and vice versa, and words importing persons shall include firms and corporations.

28.

HEADINGS

29.01 The division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

29.

TIME OF THE ESSENCE

29.01

Time shall be of the essence in the performance of this Agreement.

30.

COUNTERPARTS

30.01

This Agreement my be executed is several counterparts each of which so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day, month and year first above written

COLUMBIA METALS CORPORATION LIMITED

Per.

 TARA GOLD RESOURCES CORP.

Per: /s/

MINERA COLUMBIA DE MEXICO S.A DE C.V.

Per: /s/

CORPORACION AMERMIN S.A. DE  C.V.

Per /s/

SCHEDULE A

PROPERTY DESCRIPTION

The Property

The Lluvia Oro Property is located in Sonora, Mexico, and is comprised of the following four mineral claims

No.	Lot Number	Title Number	File	Surface	Type of Concession

Location

							Sub-Agency
I	Lluvia de Oro	192050	321.1/4 - 746	5.5317 Hectares	Exploitation	Magdalen a Sonora	Hermosillo Sonora
II	Lluvia de Oro No 2	195124	321.1/4 - 581	100 Hectares	Exploitation	Magdalen a Sonora	Hermosillo Sonora
III	Sahuara, I “A”	201469	4/1.3/1161	479 Hectares	Exploitation	Magdalen a Sonora	Hermosillo Sonora
IV	Sahuara, I Dos	210805	4/1.3/1301	4.4684 Hectares	Exploitation	Magdalen a Sonora	Hermosillo Sonora

All Buildings:  As attached to this Schedule “A”

All Equipment: As attached to this Schedule “A”

All access to land covered by the 92 Hectare Surface Rights Contracts